Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Tejon Ranch Co. for the registration of $150,000,000 of its debt securities, common stock, preferred stock, and warrants and to the incorporation by reference therein of our report dated March 28, 2012, with respect to the consolidated financial statements of Petro Travel Plaza Holdings LLC, included in the Annual Report (Form 10-K/A) of Tejon Ranch Co. for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 10, 2012